Exhibit 99.1

PRELIMINARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The preliminary unaudited pro forma condensed combined financial information and explanatory notes present how the combined financial statements of Capital One, Hibernia and North Fork may have appeared had the businesses actually been combined at the beginning of the periods presented. The preliminary unaudited pro forma condensed combined financial information shows the impact of the North Fork merger on the combined balance sheets and the Hibernia merger and North Fork merger on the combined statements of income under the purchase method of accounting with Capital One treated as the acquiror. Under this method of accounting, the assets and liabilities of Hibernia and North Fork are recorded by Capital One at their estimated fair values as of the date the respective mergers are completed. The preliminary unaudited pro forma condensed combined balance sheet as of March 31, 2006 assumes the North Fork merger was completed on that date. The Hibernia merger was completed on November 16, 2005, and as such the actual fair values of the Hibernia assets and liabilities are reflected in the Capital One March 31, 2006 balance sheet. The preliminary unaudited pro forma income statements for the three months ended March 31, 2006 and for the year ended December 31, 2005 were prepared assuming the North Fork and Hibernia mergers were completed on January 1, 2006 and 2005, respectively.

It is anticipated that the Hibernia and North Fork mergers will provide Capital One with financial benefits such as possible expense efficiencies and revenue enhancements, among other factors, although no assurances can be given that such benefits will actually be achieved. These benefits have not been reflected in the preliminary unaudited pro forma financial information. As required, the preliminary unaudited pro forma condensed combined financial information includes adjustments which give effect to events that are directly attributable to the transaction and factually supportable; as such, any planned adjustments affecting the balance sheet, income statement, or shares of common stock outstanding subsequent to the assumed merger completion date are not included. The preliminary unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined companies had the companies actually been combined at the beginning of each period presented. Note that Hibernia’s historical results for 2005 reflect significant one-time negative impacts resulting from the Gulf Coast Hurricanes; 2005 results may not be indicative of future results. In addition, as explained in more detail in the accompanying notes to the preliminary unaudited pro forma condensed combined financial information, the allocation of the purchase price reflected in the preliminary pro forma condensed combined financial information is subject to adjustment. The preliminary purchase price allocation for the North Fork merger will vary from the actual purchase price allocation that will be recorded upon the completion of the merger based upon changes in the estimated fair value of the assets and liabilities acquired from North Fork. In addition, subsequent to the merger completion dates, there may be further refinements of the purchase price allocation as additional information becomes available.

The preliminary unaudited pro forma condensed consolidated financial information is derived from and should be read in conjunction with the historical consolidated financial statements and related notes of Capital One and North Fork, which are incorporated into this document by reference.

The following preliminary unaudited pro forma condensed combined balance sheet as of March 31, 2006, combines the March 31, 2006 historical balance sheets of Capital One (which reflects completion of the Hibernia merger) and North Fork assuming the companies had been combined on March 31, 2006, on a purchase accounting basis.

Unaudited Pro Forma Condensed Balance Sheets

March 31, 2006 (In Thousands, Except Per Share Data)	Capital One	North Fork	Pro Forma Adjustments		Capital One North Fork Combined
Assets:
Cash and due from banks	$1,434,804	$940,045	$—		$2,374,849
Federal funds sold and resale agreements	2,763,746	—	(1,000,000	)(A)	1,763,746
Interest-bearing deposits at other banks	1,099,025	146,962	—		1,245,987

Cash and cash equivalents	5,297,575	1,087,007	(1,000,000)		5,384,582
Securities available for sale and held-to-maturity	14,659,166	10,716,813	(308	)(B)	25,375,671
Loans held-for-sale		4,190,465	58,088	(C)	4,248,553
Loans	58,118,659	34,202,653	(314,534	)(D)	92,006,778
Less: Allowance for loan losses	(1,675,000)	(221,256)	—		(1,896,256)

Net loans	56,443,659	33,981,397	(314,534)		90,110,522
Accounts receivable from securitizations	5,293,392	—	—		5,293,392
Premises and equipment, net	1,387,302	444,546	—		1,831,848
Interest receivable	512,136	209,458	—		721,594
Goodwill	3,941,128	5,918,116	(5,918,116	)(E)	15,356,231
			11,415,103	(E)
Core deposit intangibles and other intangibles	377,619	105,232	(105,232	)(F)	1,777,619
			1,400,000	(F)
Other	1,361,102	1,052,346	15,799	(G)	2,491,797
			62,550	(J)

Total assets	$89,273,079	$57,705,380	$5,613,350		$152,591,809

Liabilities:
Non-interest bearing deposits	$4,476,351	$7,440,561	$—		$11,916,912
Interest bearing deposits	43,303,134	30,253,139	17,256	(H)	73,573,529
Senior and subordinated notes	5,726,109	971,438	8,140	(H)	9,905,687
			3,200,000	(A)
Other borrowings	16,544,698	9,305,217	(87,638	)(H)	26,762,277
			1,000,000	(A)
Interest payable	353,882	128,822	—		482,704
Other	3,699,659	660,498	400,000	(I)	5,250,157
			490,000	(F)

Total liabilities	74,103,833	48,759,675	5,027,758		127,891,266

Commitments and Contingencies

Stockholders’ Equity:
Common stock	3,051	4,807	(4,807	)(K)	4,096
			1,045	(K)

Paid-in capital, net	7,032,073	6,880,389	(6,880,389	)(K)	16,562,325
			9,398,955	(K)
			131,297	(L)

Retained earnings	8,253,334	2,675,536	(2,675,536	)(K)	8,253,334

Cumulative other comprehensive income (loss)	(8,148)	(167,116)	167,116	(K)	(8,148)
Less: Treasury stock, at cost	(111,064)	(447,911)	447,911	(K)	(111,064)

Total stockholders’ equity	15,169,246	8,945,705	585,592		24,700,543

Total liabilities and stockholders’ equity	$89,273,079	$57,705,380	$5,613,350		$152,591,809

The following preliminary unaudited pro forma condensed combined income statement for the three months ended March 31, 2006, combines the historical income statements of Capital One and North Fork assuming the companies had been combined on January 1, 2006, on a purchase accounting basis.

Unaudited Pro Forma Condensed Statement of Income

Three Months Ended March 31, 2006 (In Thousands, Except Per Share Data)	Capital One	North Fork	Pro Forma Adjustments		Capital One North Fork Combined
Interest Income:
Loans, including past-due fees	$1,612,622	$569,428	11,649	(D)	$2,193,699
Securities	165,100	128,160	—		293,260
Other	100,860	542	(12,500	)(A)	88,902

Total interest income	1,878,582	698,130	(851)		2,575,861

Interest Expense:
Deposits	403,609	177,223	(4,314	)(H)	576,518
Senior and subordinated notes	94,354	14,917	(432	)(H)	157,224
			48,385	(A)
Other borrowings	173,742	88,513	8,065	(H)	290,270
			19,950	(A)

Total interest expense	671,705	280,653	71,654		1,024,012

Net interest income	1,206,877	417,477	(72,505)		1,551,849
Provision for loan losses	170,270	9,000	—		179,270

Net interest income after provision for loan losses	1,036,607	408,477	(72,505)		1,372,579

Non-Interest Income:
Servicing and securitizations	1,153,604	—	—		1,153,604
Service charges and other customer-related fees	435,731	41,103	—		476,834
Interchange	119,491	1,813	—		121,304
Other	149,425	125,160	(1,030	)(G)	273,555

Total non-interest income	1,858,251	168,076	(1,030)		2,025,297

Non-Interest Expense:
Salaries and associate benefits	516,144	141,311	1,346	(L)	658,801
Marketing	323,771	4,460	—		328,231
Communications and data processing	169,204	16,058	—		185,262
Supplies and equipment	98,184	21,743	—		119,927
Occupancy	49,377	33,659	—		83,036
Other	416,799	40,947	(8,859	)(M)	517,730
			68,843	(F)

Total non-interest expense	1,573,479	258,178	61,330		1,892,987

Income before income taxes and minority interest	1,321,379	318,375	(134,865)		1,504,889
Income taxes	438,040	108,247	(47,203	)(N)	499,084
Minority interest, net of income tax expense	—	—	—		—

Net income	$883,339	$210,128	(87,662)		$1,005,805

Basic earnings per share	$2.95	$0.46			$2.49

Diluted earnings per share	$2.86	$0.46			$2.42

Dividends paid per share	$0.03	$0.25			$0.03

The following preliminary unaudited pro forma condensed combined income statement for the year ended December 31, 2005, combines the historical income statements of Capital One, Hibernia, and North Fork assuming the companies had been combined on January 1, 2005, on a purchase accounting basis.

Unaudited Pro Forma Condensed Statement of Income

(In Thousands, Except Per Share Data)	Capital One Twelve Months Ended December 31, 2005	Hibernia January 1, 2005 - November 15, 2005	Pro Forma Adjustments		Capital One Hibernia Combined	North Fork Twelve Months Ended December 31, 2005	Pro Forma Adjustments		Capital One North Fork Combined
Interest Income:
Loans, including past-due fees	$5,010,839	$867,358	24,647	(BB)	$5,902,844	$2,165,518	46,598	(D)	$8,114,960
Securities	388,576	167,656	—		556,232	610,605	—		1,166,837
Other	327,466	29,943	(48,574	)(AA)	308,835	2,358	(50,000	)(A)	261,193

Total interest income	5,726,881	1,064,957	(23,927)		6,767,911	2,778,481	(3,402)		9,542,990

Interest Expense:
Deposits	1,173,137	283,985	504	(CC)	1,457,626	525,252	(17,256	)(H)	1,965,622
Senior and subordinated notes	421,218	17,513	246	(CC)	438,977	49,460	(1,727	)(H)	680,250
							193,540	(A)
Other borrowings	452,284	55,420	(2,589	)(CC)	532,634	393,888	32,261	(H)	1,038,583
			27,519	(AA)			79,800	(A)

Total interest expense	2,046,639	356,918	25,680		2,429,237	968,600	286,618		3,684,455

Net interest income	3,680,242	708,039	(49,607)		4,338,674	1,809,881	(290,020)		5,858,535
Provision for loan losses	1,491,072	237,792	—		1,728,864	36,000	—		1,764,864

Net interest income after provision for loan losses	2,189,170	470,247	(49,607)		2,609,810	1,773,881	(290,020)		4,093,671

Non-Interest Income:
Servicing and securitizations	3,945,183	17,987	—		3,963,170	—	—		3,963,170
Service charges and other customer-related fees	1,493,690	234,622	—		1,728,312	166,872	—		1,895,184
Interchange	514,196	4,389	—		518,585	7,826	—		526,411
Other	405,036	123,446	—		528,482	530,813	(4,121	)(G)	1,055,174

Total non-interest income	6,358,105	380,444	—		6,738,549	705,511	(4,121)		7,439,939

Non-Interest Expense:
Salaries and associate benefits	1,749,738	328,977	—		2,078,715	549,981	5,385	(L)	2,634,081
Marketing	1,379,938	30,598	—		1,410,536	18,994	—		1,429,530
Communications and data processing	580,992	53,819	—		634,811	66,626	—		701,437
Supplies and equipment	355,734	44,893	—		400,627	87,525	—		488,152
Occupancy	152,090	43,893	373	(DD)	197,929	123,364	—		321,293
			1,573	(EE)
Other	1,499,781	121,665	(5,864	)(FF)	1,680,035	178,359	(36,643	)(M)	2,086,710
			63,652	(GG)			264,959	(F)
			801	(EE)

Total non-interest expense	5,718,273	623,845	60,535		6,402,653	1,024,849	233,701		7,661,203

Income before income taxes and minority interest	2,829,002	226,846	(110,142)		2,945,706	1,454,543	(527,842)		3,872,407
Income taxes	1,019,855	79,098	(38,550	)(HH)	1,060,403	505,696	(184,745	)(N)	1,381,354
Minority interest, net of income tax expense	—	(92)	—		(92)	—	—		(92)

Net income	$1,809,147	$147,840	(71,592)		$1,885,395	$948,847	(343,097)		$2,491,145

Basic earnings per share	$6.98				$6.55	$2.03			$6.35

Diluted earnings per share	$6.73				$6.43	$2.01			$6.18

Dividends paid per share	$0.11				$0.11	$0.91			$0.11

NOTES TO THE PRELIMINARY UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL INFORMATION

Note 1 – Basis of Preliminary Pro Forma Presentation

The preliminary unaudited pro forma condensed combined financial information related to the merger is included as of and for the three months ended March 31, 2006 and for the year ended December 31, 2005. The historical financial statements of North Fork and Hibernia have been adjusted to reflect reporting reclassifications necessary to conform to the presentation of the historical financial statements of Capital One. The preliminary unaudited pro forma condensed combined financial information reflects the application of GAAP as of and for the three months ended March 31, 2006 and for the year ended December 31, 2005. The adoption of new or changes to existing GAAP subsequent to the pro forma financial statement dates may result in changes to the presentation of the preliminary unaudited pro forma condensed combined financial information, if material.

The preliminary unaudited pro forma condensed combined financial information includes estimated adjustments to record the assets and liabilities of North Fork at their respective fair values based on management’s best estimate using the information available at this time and includes the actual adjustments to record the assets and liabilities of Hibernia at their respective fair values at November 16, 2005, the completion date of the Hibernia merger. The pro forma adjustments may be revised as additional information becomes available and as additional analysis is performed. The final allocation of the North Fork purchase price will be determined after the merger is completed and after the completion of a final analysis to determine the fair values of North Fork’s tangible and identifiable intangible assets and liabilities as of the closing date. The final purchase price accounting adjustments may differ materially from the pro forma adjustments presented in this document. Increases or decreases in fair value of certain balance sheet amounts and other items of North Fork as compared to the information presented in this document may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of income due to adjustments in yield and/or amortization of adjusted assets and liabilities.

The preliminary unaudited pro forma condensed combined financial information presented in this document does not necessarily indicate the results of operations or the combined financial position that would have resulted had the mergers been completed at the beginning of the applicable periods presented, nor is it indicative of the results of operations in future periods or the future financial position of the combined company.

North Fork Acquisition

The preliminary pro forma adjustments include purchase price adjustments based on the conversion of each share of North Fork common stock into $31.18 in cash or 0.3467 of a share of Capital One common stock, which is the cash or fraction of a share of Capital One common stock that North Fork shareholders who receive cash or stock, respectively, would receive in the merger for each share of North Fork common stock, assuming the average of the closing prices of Capital One common stock on the NYSE for the five trading days ending the day before the completion of the merger was $89.92, which was the closing price of Capital One common stock on March 10, 2006, the last trading day before announcement of the transaction. The actual amount of cash or fraction of a share of Capital One common stock that North Fork shareholders who receive cash or stock, respectively, in the merger will receive may differ depending on the average of the closing stock prices for Capital One common stock during the five trading days ending the day before completion of the merger. The total estimated consideration of $14.8 billion includes the value of outstanding stock options and will be paid with the issuance of approximately 104.5 million shares of Capital One’s common stock and approximately $5.2 billion in cash consideration. Upon completion of the merger, outstanding options and other equity-based awards of North Fork will be exchanged for options and other equity-based awards of Capital One with the number of options, other equity-based awards and option price adjusted for the exchange ratio.

The merger will be accounted for using the purchase method of accounting, and accordingly, the assets acquired (including identifiable intangible assets and goodwill) and liabilities assumed of North Fork will be recognized at fair value on the date the transaction is completed. The merger will qualify as a tax-free reorganization for federal income tax purposes.

Hibernia Acquisition

On November 16, 2005, Capital One acquired 100% of the outstanding common stock of Hibernia, a financial holding company with operations in Louisiana and Texas. Hibernia offers a variety of banking products and services, including consumer, commercial and small business loans and demand and term deposit accounts.

The acquisition was accounted for under the purchase method of accounting, and, as such, the assets and liabilities of Hibernia were recorded at their respective fair values as of November 16, 2005. The results of Hibernia’s operations were included in Capital One’s consolidated statement of income commencing November 16, 2005. The merger qualified as a tax-free reorganization for federal income tax purposes.

The total consideration of $5.0 billion, which included the value of outstanding stock options, was settled through the issuance of 32.9 million shares of Capital One’s common stock and payment of $2.2 billion in cash. Under the terms of the transaction, each share of Hibernia common stock was exchanged for $30.46 in cash or 0.3792 shares of Capital One’s common stock or a combination of common stock and cash based on the aforementioned conversion rates, based on the average of the closing prices on the NYSE of Capital One’s common stock during the five trading days ending the day before the completion of the merger, which was $80.32.

Note 2 – Preliminary Pro Forma Adjustments

The preliminary unaudited pro forma condensed combined financial information for the merger includes the preliminary pro forma balance sheet as of March 31, 2006, assuming the merger with North Fork was completed on March 31, 2006. The preliminary pro forma income statements for the three months ended March 31, 2006 and for the year ended December 31, 2005 were prepared assuming the mergers with North Fork and Hibernia were completed on January 1, 2005.

North Fork Acquisition Pro Forma Adjustments

The preliminary unaudited pro forma condensed combined financial information reflects the issuance of approximately 104.5 million shares of Capital One common stock and approximately $5.2 billion in cash consideration. Common stock issued in conjunction with this transaction was valued using the exchange ratio noted above in Note 1 – Basis of Preliminary Pro Forma Presentation.

A reconciliation of the excess consideration paid by Capital One over North Fork’s net assets acquired (“goodwill”) is as follows:

(in thousands)
Costs to acquire North Fork:
Capital One common stock issued	$9,400,000	(K)
Cash consideration paid	5,200,000	(A)
Estimated fair value of employee stock options	131,297	(L)
Investment banking, legal, and consulting fees	50,000	(I)

Total consideration paid for North Fork	14,781,297

North Fork’s net assets at fair value:
North Fork’s stockholders’ equity at March 31, 2006	8,945,705	(K)
Elimination of North Fork’s intangibles (including goodwill)	(6,023,348	)(E,F)
Estimated adjustments to reflect assets acquired at fair value:
Securities held to maturity	(308	)(B)
Net loans	(256,446	)(C,D)
Mortgage servicing rights	15,799	(G)
Deferred tax assets	62,550	(J)
Estimated adjustments to reflect liabilities assumed at fair value:
Interest-bearing deposits	(17,256	)(H)
Senior and subordinated notes	(8,140	) (H)
Other borrowings	87,638	(H)
Personnel related liabilities	(350,000	)(I)

Less: Adjusted identifiable net assets acquired	(2,456,194)

Core deposit intangibles:
Adjustment to recognize core deposit intangibles	(1,400,000	)(F)
Adjustment to recognize deferred tax liability from core deposit intangibles	490,000	(F)

Less: core deposit intangibles and related deferred tax liability	(910,000)

Total estimated goodwill	$11,415,103

(A)	Adjustment to recognize cash consideration paid and debt undertaken to complete the acquisition. Capital One currently intends to finance the cash portion of the acquisition through a combination of short term liquidity conversions and debt offerings. Specifically, Capital One intends to acquire the common shares by liquidating $1.0 billion of federal funds sold and resale agreements and by issuing $3.2 billion of senior and subordinated debt and $1.0 billion of trust preferred capital securities. The preliminary pro forma combined income statement impact of the reduction in federal funds sold and resale agreements resulted in a pre-tax decreases to interest income of $12.5 million and $50.0 million for the three months ended March 31, 2006 and the year ended December 31, 2005, respectively. The preliminary pro forma combined income statement impact of the additional borrowings issued resulted in pre-tax increases to interest expense of $68.3 million and $273.3 million for the three months ended March 31, 2006 and the year ended December 31, 2005, respectively. Capital One has calculated the cost of the borrowings needed to complete the transaction using a weighted average interest rate of approximately 6.51% per annum. The final financing of the cash portion of the transaction may differ from these preliminary adjustments. The cost of the borrowings may be significantly different based on changes in market rates and Capital One may choose to repay any such additional borrowings with cash from operations, net securities maturities or future market borrowings.
(B)	Adjustments to recognize securities previously held to maturity by North Fork at fair value in accordance with Statement of Financial Accounting Standard No. 141, Business Combinations, (“SFAS 141”). The related preliminary pro forma income statement impact for this adjustment is considered to be immaterial. The final adjustment may be significantly different.
(C)	Adjustment to fair value North Fork’s loans held-for-sale loan portfolio. The adjustment reflected is based upon currently available fair value information. The related preliminary pro forma combined income statement impact for the adjustment was not recognized as the duration for which the loans will be held and the associated future gains cannot be estimated at this time. The final adjustment may be significantly different.
(D)	Adjustment to fair value North Fork’s loan portfolio. The adjustment will be recognized over the estimated remaining life of the loan portfolio using the effective yield method. The adjustment reflected is based upon currently available fair value information. The preliminary pro forma combined income statement impact for the fair value adjustment resulted in increases to interest income of $11.6 million and $46.6 million for the three months ended March 31, 2006 and the year ended December 31, 2005, respectively. The final adjustment may be significantly different.
(E)	Adjustment to eliminate historical North Fork goodwill and recognize goodwill resulting from the acquisition. See purchase price allocation table above for more information.
(F)	Adjustment to eliminate North Fork’s historical core deposit intangibles of $104.9 million and other intangibles of $0.3 million, recognize core deposit intangibles associated with the acquisition, the related deferred tax liability for the newly recognized core deposit intangibles, and the related preliminary pro forma combined income statement impact resulting from the acquisition. The preliminary pro forma combined income statement impact for the adjustment resulted in increases to other non-interest expense of $68.8 million and $265.0 million for the core deposit intangibles amortization for the three months ended March 31, 2006 and the year ended December 31, 2005, respectively. The final adjustment may be significantly different. See Note 4 – Core Deposit Intangibles for more information.
(G)	Adjustment to fair value North Fork’s mortgage servicing rights in accordance with SFAS 141. The adjustment will be recognized over the estimated remaining life of the mortgage servicing rights. The preliminary pro forma combined income statement impact for the adjustment resulted in a decrease to other non-interest income of $1.0 million and $4.1 million for the three months ended March, 31, 2006 and for the year ended December 31, 2005, respectively. The final adjustment may be significantly different.

(H)	Adjustment to fair value North Fork’s interest-bearing deposits, senior and subordinated notes, and other borrowings in accordance with SFAS 141. The adjustment will be recognized over the estimated remaining life of the respective liabilities using the effective yield method. The preliminary pro forma combined income statement impact for the adjustments resulted in decreases to interest expense of $4.3 million and $17.3 million for interest-bearing deposits and $0.4 million and $1.7 million for the senior and subordinated notes for the three months ended March 31, 2006 and the year ended December 31, 2005, respectively. The preliminary pro forma combined income statement also included increases to interest expense of $8.1 million and $32.3 million for other borrowings for the three months ended March 31, 2006 and the year ended December 31, 2005. The final adjustments may be significantly different.
(I)	Adjustment to other liabilities to recognize merger related costs resulting from the acquisition. The adjustment consists of $50.0 million to reflect investment banking, legal, and consulting fees and $350.0 million for change in control and severance costs. The final adjustment may be significantly different.
(J)	Adjustment to recognize deferred tax assets resulting from the fair value adjustments in accordance with Statement of Financial Accounting Standard No. 109, Accounting for Income Taxes Combinations, (“SFAS 109”).
(K)	Adjustment to eliminate North Fork’s historical stockholders’ equity. The acquisition will result in the issuance of approximately 104.5 million shares of Capital One common stock, in addition to the cash consideration discussed in preliminary pro forma adjustment A. The issuance of Capital One common stock is recognized in the preliminary pro forma balance sheet at a value of $89.92 per share, which was the closing price of Capital One common stock on the NYSE on the last trading day prior to announcement of the transaction, which results in an increase to Capital One’s total stockholders’ equity of $9.4 billion. For more detail of the structure of the transaction see Note 1 – Basis of Preliminary Pro Forma Presentation. The final adjustment may be significantly different.
(L)	Adjustment to reflect the conversion of North Fork stock options outstanding at the closing of the merger to options to purchase Capital One common stock. In accordance with the terms of North Fork’s stock option agreements, outstanding stock options fully vest upon a change in control and therefore the adjustment presented assumes that all North Fork stock options will be converted to fully vested options to purchase Capital One common stock. The adjustment assumes the issuance of 4.2 million vested options to purchase Capital One common stock at a fair value of $31.28 per option. The number of stock options expected to be issued was based on the number of outstanding North Fork stock options at March 31, 2006, multiplied by the assumed exchanged ratio of 0.3467. The preliminary estimated fair value per option of $31.28 was calculated using the Black-Scholes option pricing model and applying the assumptions used for Capital One’s 2006 stock option grants (see page 13 of Capital One’s Form 10-Q for the three months ended March 31, 2006 for more information). The final estimate of fair value will be calculated using the Black-Scholes option pricing model and applying the prevailing assumptions to each tranche of the remaining converted North Fork options outstanding at the merger close date for expected life, volatility, dividend yield and risk-free interest rate. The estimated weighted average exercise price of $20.82 was calculated using the weighted average exercise price of the North Fork stock options divided by the assumed exchange ratio of 0.3467. The conversion of the North Fork pre-acquisition options to Capital One options resulted in increases to salaries and associate benefits expense of $1.3 million and $5.4 million for the three months ended March 31, 2006 and the year ended December 31, 2005, respectively, which represents the fair value difference between the North Fork pre-acquisition options converted and the Capital One stock options granted. The final adjustment may be significantly different.
(M)	Adjustment to eliminate $8.9 million and $36.6 million of amortization for intangible assets recorded on North Fork’s historical income statement for the three months ended March 31, 2006 and the year ended December 31, 2005.
(N)	Adjustment to record the net tax effect of the preliminary pro forma adjustments using an effective tax rate of 35.0%. The final adjustment may be significantly different.

Hibernia Acquisition Pro Forma Adjustments

The following explanations refer to the pro forma income statement adjustment for the period January 1, 2005 to November 15, 2005, the completion date of the Hibernia merger.

(AA)	Adjustments to recognize the pro forma income statement impact of the liquidity utilized and the debt undertaken to complete the acquisition. Capital One financed the cash portion of the transaction by liquidating approximately $1.4 billion of federal funds sold and other resale agreements and drawing $840.0 million from other short term borrowings. The pro forma combined income statement impact of the reduction in federal funds sold and resale agreements resulted in a pre-tax decrease to interest income of $48.6 million for the year ended December 31, 2005. The pro forma combined income statement impact of the additional borrowings issued resulted in pre-tax increases to interest expense of $27.5 million for the period.

(BB)	Adjustment to recognize the pro forma income statement impact to fair value Hibernia’s loan portfolio. The $174.9 million adjustment will be recognized over the estimated remaining life of the loan portfolio using the effective yield method. The pro forma combined income statement impact for the fair value adjustment resulted in an increase to interest income of $24.6 million for the period.

(CC)	Adjustments to recognize the pro forma income statement impact to fair value Hibernia’s interest-bearing deposits, senior and subordinated notes, and other borrowings in accordance with SFAS 141. The adjustments for the $1.4 million increase for interest-bearing deposits and $7.4 million decrease for the senior and subordinated notes and other borrowings will be recognized over the estimated remaining life of the respective liabilities using the effective yield method. The pro forma combined income statement impact for the adjustments resulted in increases to interest expense of $0.5 million for interest-bearing deposits and $0.2 million for the senior and subordinated notes and a decrease to interest expense of $2.6 million for other borrowings for the period.

(DD)	Adjustment to recognize the pro forma income statement impact to fair value Hibernia’s property, plant, and equipment. The $69.3 million adjustment will be recognized over the remaining useful life of 20 years for buildings and 5 years for equipment. The pro forma combined income statement impact for the adjustment resulted in increases to occupancy expense of $0.4 million for the period.

(EE)	Adjustments to recognize the pro forma income statement impact of amortization for intangible assets, other than goodwill, identified from the acquisition. The pro forma combined income statement impact for the $20.7 million adjustment resulted in increases to other non-interest expense of $2.4 million for the period.

(FF)	Adjustment to eliminate $5.9 million of amortization for intangible assets recorded on Hibernia’s historical income statement for the period.

(GG)	Adjustment to recognize the pro forma income statement impact for the amortization of $380.0 million core deposit intangibles recorded in connection with the acquisition. The pro forma combined income statement impact for the adjustment resulted in an increase to other non-interest expense of $63.7 million for the period.

(HH)	Adjustment to record the net tax effect of the pro forma adjustments using an effective tax rate of 35.0%.

Note 3 – North Fork Merger Related Costs

Merger related costs, which are not considered liabilities with respect to EITF 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination,” are estimated at $180.0 million. A summary of these costs, based on Capital One’s preliminary estimates, is listed below. The following items have not been included in the preliminary pro forma condensed combined income statements.

(in thousands)
Merger related compensation and severance	$80,000
Facilities and systems	60,000
Other merger related costs	40,000

Total estimated pre-tax merger related costs	180,000
Tax benefit	(63,000)

Net estimated merger related costs	$117,000

Merger related compensation and severance costs include employee severance, compensation arrangements and related employee benefit expenses. Facilities and system costs include costs associated with the rebranding of branch offices. Also reflected are certain technology conversion costs. Refinements to the foregoing estimates may occur subsequent to the completion of the merger. Certain merger related costs incurred by North Fork are being expensed as incurred. All other costs incurred by Capital One will be capitalized or expensed as incurred based on the nature of cost and Capital One’s accounting policies for these costs.

Note 4 – North Fork Core Deposit Intangibles

The purchase accounting adjustments include the establishment of core deposit intangibles of $1.4 billion as of March 31, 2006. The adjustments include the elimination of $104.9 million relating to the North Fork’s core deposit intangibles as of March 31, 2006. The $1.4 billion was based on a preliminary valuation by an independent third party using a combination of North Fork specific deposit information and industry specific benchmarks. A final analysis and valuation of the core deposit intangibles will be performed with the assistance of the independent third party upon completion of the merger. The amortization of the core deposit intangibles resulting from the acquisition in the pro forma statement of income for the three months ended March 31, 2006 and the year ended December 31, 2005 was assumed to be over a 10-year period using an accelerated amortization method.

The following table summarizes the amortization of the core deposit intangibles made in connection with the acquisition at an effective annual tax rate of 35.0%:

(in thousands)	Gross Amortization	Net After- Tax Impact
Year 1	$264,959	$172,223
Year 2	237,190	154,174
Year 3	209,421	136,124
Year 4	181,653	118,074
Year 5	153,884	100,025
Year 6 and thereafter	352,893	229,380

Total	$1,400,000	$910,000